Exhibit 4.6

DIVIDEND PAYMENT ESCROW AGREEMENT

THIS DIVIDEND PAYMENT ESCROW AGREEMENT (the “Escrow Agreement”) is entered into and effective this [•] day of [•], 2020, by and between Truist Bank, a North Carolina banking corporation (the “Escrow Agent”) and Modular Medical, Inc. (“Company”).

WHEREAS, Company desires for the Escrow Agent to open an account (the “Escrow Account”) into which funds will be deposited to be held, disbursed and invested by the Escrow Agent in accordance with this Escrow Agreement.

NOW, THEREFORE, in consideration of the premises herein, the parties hereto agree as follows:

I.	Terms and Conditions

1.1.     Company hereby appoints the Escrow Agent as its escrow agent and the Escrow Agent hereby accepts its duties as provided herein. The initial escrow deposit will be US$[ ] (the “Escrow Amount”).

1.2     Company shall from time to time remit, or cause to be remitted, funds to the Escrow Agent, using the wire instructions set forth below, to be held by the Escrow Agent and disbursed and invested as provided in this Escrow Agreement.

Truist Bank

ABA: 061000104

Account: 9443001321

Account Name: Escrow Services

Reference: [To be provided by Truist]

Attention: [•]

1.3.    Within two Business Days (except as provided below) of receipt of written instructions signed by an authorized representative of Company (a list of whom are provided in Exhibit A, the “Authorized Representatives”) (“Instructions”), the Escrow Agent shall disburse funds held in the Escrow Account as provided in such Instructions and this Section 1.3, but only to the extent that funds are collected and available. The Instructions shall include the amount to be disbursed and shall identify the party to whom the disbursement shall be made. Disbursements shall be made in accordance with the payment instructions set forth in such Instructions and will be made on the same Business Day as the Escrow Agent receives such Instructions, or the next Business Day if such Instructions are received after 3:00 p.m. Eastern Time. For purposes of this Escrow Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in Section 4.4 is authorized or required by law or executive order to remain closed.

II.	Provisions as to the Escrow Agent

2.1.    This Escrow Agreement expressly and exclusively sets forth the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall have no liability except for the Escrow Agent’s willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. Any wire transfers of funds made by the Escrow Agent pursuant to this Escrow Agreement will be made subject to and in accordance with the Escrow Agent’s usual and ordinary wire transfer procedures in effect from time to time. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.

2.2.    Company acknowledges and agrees that the Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part thereof, or of any person executing or depositing such subject matter.

2.3.    This Escrow Agreement constitutes the entire agreement between the Escrow Agent and Company in connection with the subject matter of this Escrow Agreement, and no other agreement entered into between Company and any third party, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof.

2.4.     The Escrow Agent shall be protected in acting upon any written instruction, notice, request or instrument which the Escrow Agent in good faith believes to be genuine and what it purports, to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement.

2.5.     The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the advice of such counsel.

2.6.    In the event of any disagreement between Company and any other party, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any party for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) Company delivers to the Escrow Agent written instructions with respect to the resolution of such disagreement. Notwithstanding the preceding, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of an agency of the United States or any political subdivision thereof, or of any agency of any State of the United States or of any political subdivision thereof, and the Escrow Agent is hereby authorized in its sole discretion, to comply with and obey any such orders, judgments, decrees or levies. The rights of the Escrow Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

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In the event of any disagreement or doubt, as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the election of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all funds and property held under this Escrow Agreement, and the Escrow Agent shall have the right to take such other legal action as may be appropriate or necessary, in the sole discretion of the Escrow Agent. Upon such tender, Company agrees that the Escrow Agent shall be discharged from all further duties under this Escrow Agreement.

2.7.    Company agrees to defend, indemnify and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (the “Indemnified Parties”) from and against any and all losses, liabilities, claims made by any party or any other person or entity, damages, expenses and costs (including, without limitation, attorneys’ fees and expenses) of every nature whatsoever (collectively, “Losses”) which any such Indemnified Party may incur and which arise directly or indirectly from this Escrow Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as the Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity with respect to Losses that have been finally adjudicated by a court of competent jurisdiction to have been directly caused by such Indemnified Party’s gross negligence or willful misconduct. The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

2.8.    Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

2.9.    The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to Company. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) days after such written notice has been furnished. Company shall promptly appoint a successor escrow agent. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds and other property then held by the Escrow Agent hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

III.	Compensation of the Escrow Agent

3.1.    Company shall pay the fees for the services provided by the Escrow Agent hereunder in accordance with invoices, consistent with the fees set forth on Exhibit B, delivered to Company by Acquiom Clearinghouse LLC (“Acquiom”).

IV.	Miscellaneous

4.1.    The Escrow Agent shall invest all funds held pursuant to this Escrow Agreement in accordance with Exhibit C. Instructions to make any other investment must be in writing and signed by Company. Company recognizes and agrees that the Escrow Agent will not provide supervision, recommendations or advice relating to the investment of moneys held hereunder or the purchase, sale, retention or other disposition of any investment, and the Escrow Agent shall not be liable to Company or any other person or entity for any loss incurred in connection with any such investment. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent, Acquiom and/or any of their affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. The Escrow Agent is authorized and directed to sell or redeem any investments as it deems necessary to make any payments or distributions required under this Escrow Agreement.

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4.2.    The Escrow Agent shall provide monthly reports of transactions and holdings to Company as of the end of each month, at the address provided by Company.

4.3.    Company agrees that, subject to the terms and conditions of this Escrow Agreement, the owner of the funds held in the Escrow Fund is Company and all interest and income from the investment of the funds shall be reported as having been earned by Company as of the end of the calendar year in which it was earned, whether or not such income was disbursed during such calendar year, to the extent required by the United States Internal Revenue Service (“IRS”). On or before the execution and delivery of this Escrow Agreement, Company shall provide to the Escrow Agent a correct, duly completed, dated and executed current IRS Form W-9 or Form W-8, whichever is appropriate or any successor forms thereto, in a form and substance satisfactory to the Escrow Agent including appropriate supporting documentation and/or any other form, document, and/or certificate required or reasonably requested by the Escrow Agent to validate the form provided. Notwithstanding anything to the contrary herein provided, except for the delivery and filing of tax information reporting forms required pursuant to the Internal Revenue Code of 1986, as amended, to be delivered and filed with the IRS by the Escrow Agent, as escrow agent hereunder, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Escrow Agreement or any income earned thereon. Company agrees to indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the funds held under this Escrow Agreement or any earnings or interest thereon unless such tax, late payment, interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided in this section is in addition to the indemnification provided to the Escrow Agent elsewhere in this Escrow Agreement and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

4.4.    Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by electronic mail to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by United States mail, postage prepaid, or by certified mail, return receipt requested and postage prepaid, in each case to the appropriate address set forth below or at such other address as any party hereto may have furnished to the other party hereto in writing:

If to the Escrow Agent:

Truist Bank

Attn: Escrow Services

919 East Main Street, 5th Floor

Richmond, Virginia 23219

Client Manager: [•]

Telephone: (804) 782-[•]

Facsimile: (804) 225-7141

Email: [•]@suntrust.com

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with a copy (which shall not constitute notice) to:

Acquiom Clearinghouse LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: [•]

Telephone: [•]; (303) 222-2080

Facsimile: (720) 554-7828

Email: [•]@srsacquiom.com, cc: paymentsadministration@srsacquiom.com

If to Company:

Modular Medical, Inc.

16772 West Bernardo Drive

San Diego, CA 92127

Attention: Authorized Officer

Telephone: (760) 392-1342

Facsimile: [•]

Email: [•]

Any party may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party.

4.5.    This Escrow Agreement is intended to be construed according to the laws of the Commonwealth of Virginia. Except as permitted in Section 2.8, neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of the other party hereto. This Escrow Agreement shall inure to and be binding upon the parties hereto and their respective successors, heirs and permitted assigns.

4.6.    The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the parties hereto.

4.7.    If any provision of this Escrow Agreement shall be held or deemed to be or shall in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

4.8.    This Escrow Agreement is for the sole benefit of the Indemnified Parties, Company and the Escrow Agent, and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement; provided, that Acquiom shall be a third party beneficiary entitled to enforce the terms of this Escrow Agreement, including without limitation with respect to the fees payable to Acquiom under Section 3.1.

4.9.    No party to this Escrow Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

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4.10.   This Escrow Agreement shall terminate upon the distribution of all funds and property held under this Escrow Agreement or upon the earlier written instructions of Company.

4.11.   All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.12.   This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.13.   Contemporaneously with the execution and delivery of this Escrow Agreement and, if necessary, from time to time thereafter, Company shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit A (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Escrow Agreement provides for written notices or written instructions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any written notice, instructions or action executed by persons named in such Certificate of Incumbency.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When a party opens an account, the Escrow Agent will ask for each party’s name, address, date of birth, or other appropriate information that will allow the Escrow Agent to identify such party. The Escrow Agent may also ask to see each party’s driver’s license or other identifying documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

Truist Bank, as the Escrow Agent

By:
Name:
Title:

MODULAR MEDICAL, INC.

By:
Name:
Title:	Authorized Officer

EXHIBIT A

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: MODULAR MEDICAL, INC.

Name	Title	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

Date

By:
Its:	Authorized Officer

Exhibit B

Fee Schedule

EXHIBIT C

Company authorizes and directs the Escrow Agent to invest all deposits pursuant to this Escrow Agreement as follows:

Escrow Fund:

Check one:

☐ SunTrust Non-Interest Deposit Option
☐ SunTrust Institutional Deposit Option

[Additional escrows, if applicable:

Check one:

☐ SunTrust Non-Interest Deposit Option
☐ SunTrust Institutional Deposit Option]

The investments in the SunTrust Institutional Deposit Option and the SunTrust Non-Interest Deposit Option are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest, and are not secured. The SunTrust Institutional Deposit Option and SunTrust Non-Interest Deposit Option are more fully described in materials which have been furnished to Company, and Company acknowledges receipt of such materials. By electing the investment election above, Company hereby authorizes the Escrow Agent to enter into any required documentation, on their behalf, to effect such investment election, consistent with the materials furnished to Company. Any investment earnings and income on funds held in the SunTrust Institutional Deposit Option shall become part of the account and shall be disbursed in accordance with this Escrow Agreement.

[COMPANY]

By:
Name:
Title: